Exhibit 4.25

Framework Agreement

This Framework Agreement (referred to as “Framework Agreement”) is signed by the following parties on July 31, 2019:

Party A: China Fenghui Industrial Financial Holding Group Co. Limited (referred to as “Transferor”), a company established under the laws of Hong Kong, the authorized representative is Li Jingping.

Party B: Zhejiang Zhongfeng Investment Management Co., Ltd. (referred to as “transferee”), a limited liability company established and existing under the laws of the People’s Republic of China, the unified social credit code is: 9133010MA2B0BMT89, the registered address is Jianggan District, Hangzhou City, Zhejiang Province

Party A and Party B are collectively referred to as the “parties”.

Whereas,

(1) Party A’s wholly-owned subsidiaries Feng Hui Ding Xin (Beijing) Financial Consulting Co., Limited, Urumqi Fenghui Direct Lending Co., Ltd. and the shareholders of Fenghui Direct Lending have signed a series of agreements (including Exclusive Purchase Agreement, Equity Pledge Agreement, Exclusive Commercial Cooperation Agreement and Authorization Letter, collectively referred to as “VIE Agreement”), enabling Party A to control Fenghui Direct Lending through Fenghui Dingxin.

(2) Party B recognizes the value of Party A’s license and its ability to dispose of non-performing assets. After the preliminary assessment of the scale of creditor’s rights and debts held by Party A, Party B intends to earn all the equity or control rights of Fenghui Direct Lending, and Party A agrees to the above transfer.

Whereas, in order to further promote this transfer and clarify the rights and obligations of both parties, both parties agree as follows:

1. The transfer

1.1 Party B intends to earn 100% of the equity or control of Fenghui Small Loan at a price of not less than RMB 15 million, and at the same time ensure that the main claims under Party B’s name are acquired simultaneously. Party A agrees to transfer at this price and conditions.

1.2 Both parties agree that the specific method, transfer price and payment method of this transfer will be agreed in the official document after the two parties have agreed afterwards.

1.3 Party B shall pay RMB 500,000 in cash(referred to as the “deposit”) to the bank account designated by Party A (Company name: Ningbo Ding Tai Financial Leasing Co., Limited, Receiving bank: SPDB Ningbo Branch Beilun Branch, Receiving account: 94070155300004612) within 5 working days after the signing of this Framework Agreement. Both parties agree to handle it as follows:

1.3.1 If Party B’s unilateral reasons lead to the termination of this transfer, Party B has no right to request Party A to return the deposit.

1.3.2 If the transfer is terminated due to Party A’s unilateral reasons, Party A shall return the deposit.

1.3.3 If the transfer is terminated by mutual agreement, or if the transfer is terminated due to the reasons of either Party A or Party B, Party A shall return the full deposit according to the personnel path.

1.3.4 If the transfer proceeds smoothly, the deposit shall be offset as part of the transfer price, and the remaining transfer price shall be paid as agreed in the transaction documents.

1.4 Both parties promised that they should cooperate to complete this transfer within 3 months after the signing of this framework agreement.

1.5 After the completion of this transfer, Party B directly or indirectly holds 100% of the equity of Fenghui Direct Lending , or holds / controls 100% of the equity of Fenghui Direct Lending in total through the VIE Agreement.

1.6 After the signing of this Framework Agreement, both parties should further negotiate this transfer as soon as possible and sign a series of formal transaction agreements and other relevant legal documents for the purpose of implementing this transfer.

2. Statement and Guarantee

2.1 Each party to this Framework Agreement states and warrants to the other parties as follows, on the date this Framework Agreement is signed:

2.1.1 They are all entities or natural persons established and effectively renewed in accordance with the laws of the place where they are established; all have the right to sign and perform this Framework Agreement in their own name and the right to bring suits and respond to suits in their own names.

2.1.2 If it is an entity, its signing and performance of this Framework Agreement have been authorized or approved in accordance with the articles of association or other organizational documents.

3.1.3 It or its designated authorized representative has sufficient rights and authorization to sign, perform this agreement and comply with all obligations under this Framework Agreement.

2.1.4 It does not violate laws, regulations and government orders to sign and execute this Framework Agreement.

2.2 For the purposes of this Framework Agreement, Party B has stated and guaranteed to Party A as follows:

2.2.1 The transfer price paid by Party B is legally held funds.

3. Dispute Resolution

3.1 This agreement applies the laws of the People’s Republic of Hong Kong.

3.2 All disputes arising from this Framework Agreement shall be negotiated amicably by the parties. If the negotiation fails, they shall be submitted to the Hong Kong International Arbitration Center for arbitration. The place of arbitration is Hong Kong.

4. Privacy Policy

4.1 Terms related to this transfer are confidential information, and neither party may disclose it to a third party.

4.2 The provisions of Article 4.1 do not apply to the following situations:

4.2.1 Confidential information is generally known to the public and is not caused by a party’s disclosure in violation of this agreement.

4.2.2 One party disclosure to employees related to this transfer.

4.2.3 One party disclosed to banks, financial advisers, legal advisers or other intermediary service agencies for the purposes of this agreement.

4.2.4 Disclosures required in accordance with laws, regulations or requirements of government agencies and stock exchanges.

4.3 The effect of this article is not affected by the termination or termination of this Framework Agreement

5. Breach and relief

5.1 Any party violating this Framework Agreement shall be responsible for compensating the contracting parties for all actual and foreseeable losses incurred due to breach of contract.

5.2 The rights and remedies provided in this Framework Agreement are accumulated without excluding other rights and remedies provided by law.

5.3 The statements and guarantee are not true, accurate or complete, and do not cause the observing party to lose any right to recover the violating party.

6. Others

6.1 Taxes and fees. All taxes and fees shall be borne by all parties according to law.

6.2 Take effect. It shall come into force after being signed by the parties or authorized by them, and it is binding on the parties.

6.3 Change, termination. Changes or termination of this agreement shall be effective after being signed by all parties.

6.4 Give up power. Any party who has not exercised or partially exercised any rights shall not be deemed to waive other rights.

6.5 Invalid. If one or more terms of this Framework Agreement and other documents related to it are deemed to be invalid, illegal or unenforceable under any applicable law, then: (1) other terms shall not be affected or damaged. (2) The parties shall replace the terms with valid, legal and enforceable terms.

6.6 Complete agreement. This Framework Agreement constitutes the complete document of both parties regarding this transfer. If the documents before the signing of this Framework Agreement conflict with the framework agreement, this Framework Agreement shall prevail.

6.7 Supplemental agreement. For matters not covered in this Framework Agreement, the parties may sign a supplementary agreement for agreement. In case of inconsistency, the agreement in the supplementary agreement shall prevail.

6.8 Official transaction documents. Matters not covered in this framework agreement and supplementary agreement can be agreed in the official transaction document. In case of conflict, the agreement in the official transaction document shall prevail.

6.9 Force majeure. Due to the unforeseeable, unavoidable and insurmountable impact of objective circumstances, the agreement cannot be performed or performed on time, and valid supporting documents shall be provided within 15 days after the event. According to the degree of influence, the parties shall discuss whether to terminate the agreement, or partially exempt from liability, or postpone the performance of the agreement.

6.20 Number of copies of the agreement. There are 2 copies of this agreement, each party holds one copy, and each copy has the same legal effect.

[No text following]

(This page is the signature page of the Framework Agreement)

Party A: China Fenghui Industrial Financial Holding Group Co. Limited

Signature of authorized representative: __________________________

(This page is the signature page of the Framework Agreement)

Party D: Zhejiang Zhongfeng Investment Management Co., Ltd.

Signature of legal representative or authorized representative: __________________________